Exhibit 23.2



              Consent of Independent Accountants





The Board of Directors
General Signal Corporation:


          We consent to incorporation by reference in the reg-istration statement on Form S-3 (No. 33-33929) of General Sig-nal Corporation of our report dated January 24, 1992, relating to the statements of earnings, shareholders' equity and cash flows and related schedules for the year ended December 31, 1991 (prior to the acquisition of Revco Scientific, Inc.), which report appears in the December 31, 1993 annual report on Form 10-K of General Signal Corporation.





/s/ KPMG Peat Marwick

Stamford, Connecticut
May 10, 1994